Exhibit 29

Schedule of Transactions

Shamrock Activist Value Fund, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
05/20/09	139,834	$2.1519	$300,912
05/21/09	39,952	$2.0119	$80,378
05/22/09	39,952	$1.9894	$79,479
05/26/09	39,952	$1.9664	$78,562
05/27/09	39,952	$1.9190	$76,668

Total:	299,642		$615,999

Shamrock Activist Value Fund II, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
05/20/09	83	$2.1519	$179
05/21/09	24	$2.0119	$48
05/22/09	24	$1.9894	$48
05/26/09	24	$1.9664	$47
05/27/09	24	$1.9190	$46

Total:	179		$368

Shamrock Activist Value Fund III, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
05/20/09	83	$2.1519	$179
05/21/09	24	$2.0119	$48
05/22/09	24	$1.9894	$48
05/26/09	24	$1.9664	$47
05/27/09	24	$1.9190	$46

Total:	179		$368

*	Excludes Brokerage Commissions